EXHIBIT 10.2(B)

THIRD AMENDMENT TO THE
META PLATFORMS, INC.
2012 EQUITY INCENTIVE PLAN
This Third Amendment (the “Amendment”) to the Meta Platforms, Inc. 2012 Equity Incentive Plan (as amended and restated on June 20, 2016 and amended on February 13, 2018) (as further amended from time to time, the “Plan”) is approved and adopted to be effective as of March 1, 2023 (the “Amendment Effective Date”).
RECITALS
A. Section 24 of the Plan provides that the Board may amend the Plan, subject to stockholder approval under circumstances where stockholder approval is required, including for the increase in number of Shares (as defined in the Plan) available under the Plan.
B. This Amendment is subject to the approval of stockholders of Meta Platforms, Inc., a Delaware corporation (the “Company”).
C. The Company now desires to amend the Plan in accordance with the terms and conditions of this Amendment.
AMENDMENT
NOW THEREFORE, effective as of the Amendment Effective Date, Section 2.1 of the Plan is hereby amended and restated by deleting Section 2.1 in its entirety and replacing it with the following:
“2.1 Number of Shares Available. Subject to Sections 2.6 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of March 1, 2023, is 425,000,000 Shares plus (i) any Shares subject to grants previously made under the Plan that are outstanding as of March 1, 2023 and (ii) any Shares reserved and available for grant and issuance pursuant to this Plan as of March 1, 2023, prior to giving effect to this Amendment. Substitute Awards may be granted under the Plan and any such grants shall not reduce the Shares authorized for grant under the Plan.”